EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CBRE Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116398, 333-119362, 333-161744, 333-181235 and 333-218113) on Form S-8 and No. 333-222163 on Form S-3 of CBRE Group, Inc. of our report dated March 1, 2019, with respect to the consolidated balance sheets of CBRE Group, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, cash flows and equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of CBRE Group, Inc. Our report dated March 1, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states our audit of internal control over financial reporting of CBRE Group, Inc. excluded an evaluation of FacilitySource (the Acquired Business) as management excluded the Acquired Business from its assessment of the effectiveness of CBRE Group, Inc.’s internal control over financial reporting as of December 31, 2018. Additionally, our report refers to a change in method of accounting for revenue from contracts with customers due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Los Angeles, California

March 1, 2019